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                                                                   EXHIBIT 23.2

                          Independent Auditors' Consent




The Board of Directors
Energy Partners, Ltd.:

We consent to the use of our report dated March 19, 2002, with respect to the consolidated balance sheets of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for derivative instruments.


                                             KPMG LLP

Houston, Texas
June 25, 2002